Exhibit 99.2

STR HOLDINGS, INC. ANNOUNCES PROPOSED SECONDARY PUBLIC OFFERING ON BEHALF OF SELLING STOCKHOLDERS

ENFIELD, Conn. — April 5, 2010.  STR Holdings, Inc. (NYSE: STRI), today announced a proposed secondary offering of 6,500,000 shares of its common stock.  The shares will be sold by certain stockholders. In connection with the proposed offering, the selling stockholders will grant to the underwriters an option to purchase up to 975,000 additional shares.

STR Holdings will not receive any proceeds from the proposed offering.

Credit Suisse and Goldman, Sachs & Co. will act as joint book-running managers for the offering. When available, a copy of the preliminary prospectus relating to the proposed offering may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue 1B, New York, New York, 10010; telephone (800) 221-1037; or Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282; telephone (866) 471-2526, facsimile (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which ensures that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in Company filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:	Barry A. Morris, Executive Vice President and Chief Financial Officer
(860) 749-8371
barry.morris@strus.com

Ina McGuinness, Investor Relations Consultant, ICR Inc.
(310) 954-1100
ina@icrinc.com